Exhibit 10.7

Common Stock

NONSTATUTORY STOCK OPTION AGREEMENT

THIS AGREEMENT is made this 19th day of February, 2015 (the “Grant Date”) between JELD-WEN Holding, inc., an Oregon corporation (the “Company”), and First and Last Name (the “Optionee”).

WHEREAS, the Company desires to grant to the Optionee an option to purchase shares of the Company’s Common Stock under the Company’s Stock Option Plan (the “Plan”); and

WHEREAS, the Company and the Optionee understand and agree that any capitalized terms used herein, if not otherwise defined, shall have the same meanings as in the Plan (the Optionee being referred to in the Plan as a Participant).

NOW, THEREFORE, in consideration of the following mutual covenants and for other good and valuable consideration, the parties agree as follows:

(1)	GRANT OF OPTION

The Company grants to the Optionee the right and option (the “Option”) to purchase all or any part of an aggregate of (Shares) Shares of Common Stock (the “Option Shares”) on the terms and conditions and subject to all the limitations set forth herein and in the Plan, which is incorporated herein by reference. The Optionee acknowledges receipt of a copy of the Plan and acknowledges that the definitive records pertaining to the grant of this Option, and exercises of rights hereunder, shall be retained by the Company. The Option granted herein is intended to be a Nonstatutory Option as defined in the Plan.

(2)	PURCHASE PRICE

The purchase price of the Option Shares shall be $(FMV) per share (the “Exercise Price”), which is not less than the Fair Market Value of a share of Common Stock as of the Grant Date. The foregoing notwithstanding, the Optionee acknowledges that the Company cannot and has not guaranteed that the Internal Revenue Service (“IRS”) will agree that the Exercise Price equals or exceeds the fair market value of a Share on the Grant Date in a later determination. The Optionee agrees that if the IRS determines that the Option was granted with an Exercise Price that was less than the Fair Market Value of a Share of Common Stock on the Grant Date, the Optionee shall be solely responsible for any costs or tax liabilities related to such a determination.

(3)	VESTING AND EXERCISABILITY

(a)

Subject to the Plan and this Agreement, the Option shall become vested and exercisable (to the extent vested and exercisable, the “Vested Options”) as to 20% of the Option Shares on each of the first five anniversaries of (Vest date, 2015) (each, a “Vesting Date”), so long as the Optionee continues to be an employee or Key Non-Employee of the Company or its Affiliates at all times from the Grant Date through each Vesting Date.

All vesting shall cease upon the date the Optionee ceases to be an employee or Key Non-Employee of the Company or an Affiliate. The foregoing notwithstanding, if the Optionee’s employment or engagement is terminated by the Company or an Affiliate without cause, the Option Shares which would otherwise have vested on the Vesting Date next following such termination shall become Vested Shares on the date the Optionee’s employment or engagement terminates.

(b)	The Option may be exercised only with respect to Option Shares issuable upon the exercise of any Vested Options.

(c)	The Optionee shall not be entitled to exercise the Option and no Shares of Common Stock shall be issued pursuant to the exercise of the Option unless the Optionee becomes a signatory to the Company’s Shareholders Agreement, the 2011 Shareholders Agreement and the Registration Rights Agreement by executing joinder agreements thereto whereby the Optionee shall be deemed to have adopted and to have agreed to be bound by all of the provisions of such agreements.

(d)	For the avoidance of doubt, the limitations on the Optionee’s ability to exercise the Option contained in this Agreement are independent, and the Option shall only be exercisable to the extent that none of such limitations apply.

(4)	EXERCISABILITY UPON AND AFTER TERMINATION OF EMPLOYMENT

(a)	Unvested Options. All Option Shares which have not vested in accordance with Paragraph 3(a) of this Agreement shall be cancelled, forfeited and terminated upon the Optionee ceasing to be an employee or Key Non-Employee of the Company or any of its Affiliates for any reason.

(b)	For Cause. If the Optionee ceases to be an employee or Key Non-Employee of the Company or any of its Affiliates for cause (as determined pursuant to the Plan), the Option shall terminate as of immediately prior to such termination and the Optionee shall thereafter cease to have any right to exercise any Option.

(c)	Disability. If the Optionee ceases to be an employee or Key Non-Employee of the Company or any of its Affiliates by reason of Disability, the Option may be exercised by the Optionee’s estate or personal representative to the extent it was a Vested Option on the date the Committee determined that the Optionee had become Disabled until the earlier of twelve (12) months after such date and the Expiration Date (as hereinafter defined), following which the Option shall, if not exercised, terminate.

(d)	Death. If the Optionee ceases to be an employee or Key Non-Employee of the Company or any of its Affiliates by reason of his or her death, the Option may be exercised by the Optionee’s estate or personal representative to the extent it was a Vested Option on the date of the Optionee’s death until the earlier of (12) months after such date and the Expiration Date, following which the Option shall, if not exercised, terminate.

(e)	Retirement. If the Optionee ceases to be an employee or Key Non-Employee of the Company or any of its Affiliates by reason of his or her retirement at anytime on or after attaining age sixty-five (65), the Option may be exercised by the Optionee to the extent it was a Vested Option on the date of the Optionee’s retirement until the earlier of twelve (12) months after such date and the Expiration Date, following which the Option shall, if not exercised, terminate.

(f)	Other. If the Optionee ceases to be an employee or Key Non-Employee of the Company or any of its Affiliates for any reason other than death, Disability, retirement on or after age sixty-five (65), or termination for cause (as determined pursuant to the Plan), the Option may be exercised by the Optionee to the extent it was a Vested Option on the date of termination until the earlier of the date that is ninety (90) days after the date of such termination and the Expiration Date, following which the Option shall, if not exercised, terminate.

(5)	ISSUANCE OF STOCK

The Option may be exercised in whole or in part (to the extent that it is exercisable in accordance with the terms hereof) by giving written notice (or any other approved form of notice) to the Company. Such written notice shall be signed by the person exercising the Option, shall state the number of Option Shares with respect to which the Option is being exercised, shall contain the warranty, if any, required under the Plan and shall otherwise comply with the terms and conditions of this Agreement and the Plan. The Optionee shall pay to the Company in cash or by check amounts necessary to satisfy any applicable federal, state and local tax withholding requirements. No Option Shares shall be issued until full payment for the Option Shares has been made, including all amounts owed for tax withholding. Upon compliance with the terms and conditions of this Agreement and the Plan, the Company shall accept payment for the Option Shares and the amount necessary to satisfy applicable federal, state and local tax withholding and shall deliver to the Optionee as soon as practicable thereafter an appropriate certificate or certificates for Option Shares as to which the Option was exercised.

The Exercise Price of any Option Shares shall be payable at the time of exercise as determined by the Optionee either:

(a)	in cash, by certified check or bank check, or by wire transfer;

(b)	in whole shares of Common Stock, provided, however, that (i) if such shares were acquired pursuant to an incentive stock option plan (as defined in Code Section 422) of the Company or Affiliate, then the applicable holding period requirements of said Section 422 have been met with respect to such shares, (ii) if the Optionee is subject to the reporting requirements of Section 16 of the Securities Exchange Act of 1934, as amended from time to time, and if such shares were granted pursuant to an option, then such option must have been granted at least six (6) months prior to the exercise of the Option hereunder, and (iii) the transfer of such shares as payment hereunder does not result in any adverse accounting consequences to the Company;

(c)	through the delivery of cash or the extension of credit by a broker-dealer to whom the Optionee has submitted notice of exercise or otherwise indicated an intent to exercise an Option (a so-called “cashless” exercise); or

(d)	in any combination of (a), (b) or (c) above.

The Fair Market Value of the stock to be applied toward the Exercise Price of the Option Shares shall be determined in good faith by the Committee in its sole discretion as of the date of exercise of the Option. Any certificate for shares of outstanding stock of the Company used to pay the purchase price shall be accompanied by a stock power duly endorsed in blank by the registered holder of the certificate, with signature guaranteed in the event the certificate shall also be accompanied by instructions from the Optionee to the Company’s transfer agent with respect to disposition of the balance of the shares covered thereby.

The holder of this Option may elect (in the notice of exercise) to exercise this Option without payment of the Exercise Price (a so-called “net” or “cashless” exercise) and receive upon such exercise a number of Option Shares determined as follows:

IS = ES ×	(1 –	EP	)
FMV

Where:

IS = the number of Option Shares to be issued upon such exercise (rounded down to a number of whole shares)

ES = the number of Option Shares for which this Option is exercised

EP = the Exercise Price per Share

FMV = the Fair Market Value of one Option Share, as determined in good faith by the Committee in its sole discretion as of the date of exercise of the Option

The Company shall pay all original issue taxes imposed on the Company with respect to the issuance of Option Shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith. The holder of this Option shall have the rights of a shareholder only with respect to those Option Shares covered by the Option which have been registered in the holder’s name in the share register of the Company upon the due exercise of the Option.

(6)	RESTRICTIONS ON TRANSFER FOLLWING INITIAL PUBLIC OFFERING

If the Company effects an IPO (as defined in the Registration Rights Agreement), then during the two-year period following the IPO, no Optionee may sell or otherwise transfer for value Shares issued upon exercise of any options granted under the Plan (or Shares issued upon conversion of Shares issued upon exercise of options granted under the Plan) in an amount that exceeds on a cumulative basis, from and including the IPO (x) the greater of one-third or the Onex Percentage of the Optionee’s Total Option Shares, for sales or other transfers for value made during the first such year and (y) the greater of two-thirds or the

Onex Percentage of the Optionee’s Total Option Shares, for sales or other transfers for value made during the second of such years. As used in the preceding sentence, “Onex Percentage” means the percentage of the total number of shares of Common Stock held by Onex Partners III LP and its affiliates at the time of the IPO (including shares of Common Stock issuable upon conversion of shares of Preferred Stock so held at the time of the IPO) sold by Onex Partners III LP and its affiliates from and including the time of the IPO through the date on which the determination is being made and “Total Option Shares” means the sum of the number of Shares of Common Stock issued to the Optionee upon the exercise of options granted under the Plan (on an as-converted basis) and the total number of Shares of Common Stock issuable under options granted to the Optionee under the Plan (on an as-converted basis), in each case determined as of the date of the IPO. Nothing in the second preceding sentence shall (i) apply to a sale or other transfer for value made as a result of the exercise by Onex Partners III LP of its rights under Section 1 of the Shareholders Agreement or (ii) authorize the Optionee to make any sale or other transfer for value that would be prohibited by the Shareholders Agreement, the 2011 Shareholders Agreement or any other agreement to which such Optionee is a party.

(7)	NON-ASSIGNABILITY

This Option shall not be transferable by the Optionee and shall be exercisable only by the Optionee, except as the Plan or this Agreement may otherwise provide.

(8)	EXPIRATION

Unless otherwise earlier terminated as provided herein, the Option will expire and terminate as to all Option Shares on Expiration date, 2025 (the “Expiration Date”).

(9)	NOTICES

All notices, consents and other communications required or permitted to be given under or by reason of this Agreement shall be in writing, shall be delivered personally or by e-mail or telecopy as described below or by reputable overnight courier, and shall be deemed given on the date on which such delivery is made. If delivered by e-mail or telecopy, such notices or communications shall be confirmed by a registered or certified letter (return receipt requested), postage prepaid. Any such delivery shall be addressed to the intended recipient at the following addresses (or at such other address for a party as shall be specified by such party by like notice to the other parties):

To the Company:	c/o JELD-WEN Holding, inc.
3250 Lakeport Blvd.
Klamath Falls, Oregon 97601-0268
Attention: Vice President Employee & Shareholder Relations
Fax No.: 541-851-4639

with copies to:	Kaye Scholer LLP
425 Park Avenue
New York, New York 10022
Attention: Joel I. Greenberg
Fax No.: (212) 836-8211

To the Optionee:	First and Last Name
Office Street Address
Office City, State & Zip Country

(10)	GOVERNING LAW

This Agreement shall be construed and enforced in accordance with the laws of the State of Oregon.

(11)	BINDING EFFECT

This Agreement shall (subject to the provisions of Section 6 hereof) be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

(12)	ACKNOWLEDGMENT

The Optionee acknowledges that (a) the Company is granting this Option instead of granting stock appreciation rights settled in stock (“SOSARs”) as was or may have been previously communicated to the Optionee and (b) the Optionee accepts the grant of the Option on the condition that no SOSARs will be granted to the Optionee.

IN WITNESS WHEREOF, the Company and the Optionee have caused this Agreement to be executed on their behalf, by their duly authorized representatives, all on the day and year first above written.

JELD-WEN Holding, inc.

By:
Its:

OPTIONEE:

First and Last Name

[Signature page to Common Stock Option Agreement]